Exhibit 10.11

Smith – Allison Senior Employment Contract

DATED 1 JANUARY 2011

SMITH ELECTRIC VEHICLES EUROPE LIMITED

AND

GEOFF ALLISON

EMPLOYMENT CONTRACT FOR A

SENIOR EMPLOYEE

CONTENTS

Clause

1.	Interpretation	3
2	Term of appointment	5
3	Duties	6
4	Place of work	7
5	Hours of work	7
6	Salary	7
7	Expenses	8
8	Life assurance	8
9	Private medical insurance	8
10	Car allowance	9
11	Holidays	9
12	Incapacity	10
13	Outside interests	11
14	Confidential information	11
15	Intellectual property	11
16	Termination	13
17	Garden leave	14
18	Obligations upon termination	14
19	Post-termination restrictions	15
20	Disciplinary and grievance procedures	16
21	Pensions	17
22	Data protection	17
23	Collective agreement	18
24	Reconstruction and amalgamation	18
25	Notices	18
26	Entire agreement and previous contracts	19
27	Variation	19
28	Counterparts	19
29	Third party rights	19
30	Governing law and jurisdiction	19

THIS AGREEMENT is dated           March 2011[DATE]

PARTIES

(1)

Smith Electric Vehicles Europe Limited incorporated and registered in England and Wales with company number 07472318 whose registered office is at The Vigo Centre, Birtley Road, Washington, Tyne & Wear, NE38 9DA (Company).

(2)	Geoff Allison of *****, Tyne & Wear, England, NE25 9HT (Employee).

AGREED TERMS

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1.1 apply in this agreement.

Appointment: the employment of the Employee by the Company on the terms of this agreement.

Associated Employer: has the meaning given to it in the Employment Rights Act 1996.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 1 January 2011.

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of any Group Company for the time being confidential to any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts, including in particular (by way of illustration only and without limitation):

•                      information about the Company’s and/or the Group Companies’ clients or customers (including specific client or customer lists), and details of their employees, contractors, agents, distributors and suppliers, in each case whether these are actual or potential clients, customers, employees, contractors, agents, distributors or suppliers;

•                      information about the financial position and future plans of the Company and the Group Companies;

•                      information on any database belonging to or operated by or on behalf of the Company and/or any Group Company where such information is not publicly available;

•                      information regarding the Company’s and the Group Companies’ prices, discounts, business and their financial, marketing, development and manpower plans;

•                      passwords and other security information;

•                      information about and concerning the designs and specifications of the products or processes designed and manufactured by or on behalf of the Company and/or any Group Company and of those products or processes which are in the process of being designed by or on behalf of the Company and/or any Group Company; and

•                      all other information, whether technical, non-technical, scientific, or non-scientific, which the Company or any Group Company considers might cause significant harm were it to be available to and/or used by anyone other than the Company or a Group Company and which is notified to the Employee as being confidential or is clearly by its nature confidential and is treated by the Company and/or any Group Company as such.

Employee’s family: the Employee’s spouse or civil partner and children under the age of 18.

Employment IPRs: Intellectual Property Rights created by the Employee in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).

Employment Inventions: any invention which is made wholly or partially by the Employee at any time in the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

FSA: the Financial Services Authority.

Garden Leave: any period during which the Company has exercised its rights under clause 177.

Group Company: the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company.

Incapacity: any sickness or injury which prevents the Employee from carrying out his duties.

Intellectual Property Rights (“IPR”): patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person

(whether party to this agreement or not) relating to the Employee’s employment under this agreement which is not expressly set out in this agreement.

Restricted Business: All-electric commercial trucks, vans, and busses.

Restricted Customer: any firm, company or person who, during the 12 months prior to Termination, was a customer of or in the habit of dealing with the Company or any Group Company with whom the Employee had dealings in the course of his employment.

Restricted Person: anyone employed or engaged by the Company or any Group Company at the level of Management or above and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the 12 months prior to Termination in the course of his employment.

Staff Handbook: the Company’s staff handbook as amended from time to time.

Subsidiary: in relation to a company (a holding company) means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

Termination: the termination of the Employee’s employment with the Company however caused including, without limitation, termination by the Company in repudiatory breach of contract.

Working Time Regulations: the Working Time Regulations 1998.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this agreement form part of (and are incorporated into) this agreement.

2	Term of appointment

2.1	The Company shall employ the Employee and the Employee shall serve the Company on the terms of this agreement.

2.2

The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than six months’ prior notice in writing.

2.3	The Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if he ceases to be so entitled during the Appointment.

2.4	The Employee consents to the transfer of his employment under this agreement to an Associated Employer at any time during the Appointment.

3	Duties

3.1	The Employee shall serve the Company as Managing Director.

3.2	During the Appointment the Employee shall:

	3.2.1	unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company;

	3.2.2	diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company;

	3.2.3	comply with all reasonable and lawful directions given to him by the Company;

3.2.4

promptly make such reports to the Chief Executive Officer of the Company’s parent, Smith Electric Vehicles US Corp. in connection with the affairs of the Company on such matters and at such times as are reasonably required;

3.2.5

report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the Chief Technical Officer and Chief Executive Officer of the Company’s parent, Smith Electric Vehicles US Corp. immediately on becoming aware of it;

	3.2.6	use his best endeavours to promote, protect, develop and extend the business of any Group Company;

3.2.7

consent to the Company monitoring and recording any use that he makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

	3.2.8	comply with any electronic communication systems policy that the Company may issue from time to time.

3.3

The Employee shall comply with any rules, policies and procedures set out in the Staff Handbook, a copy of which has been given to the Employee. The Staff Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

3.4

All documents, manuals, hardware and software provided for the Employee’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

4	Place of work

4.1

The Employee’s normal place of work is The Vigo Centre, Birtley Road, Washington, Tyne & Wear, NE38 9DA or such other place which the Company may reasonably require for the proper performance and exercise of his duties, which shall include facility locations.

4.2	The Employee agrees to travel on the Company’s business (both within the United Kingdom and abroad) as may be required for the proper performance of his duties under the Appointment.

4.3	During the Appointment the Employee shall not be required to work outside the United Kingdom for any continuous period of more than two months.

5	Hours of work

5.1

The Employee’s normal working hours shall be 08.00 to 16.15 on Mondays to Thursdays and 08.00 to 15.00 on Fridays, with 30 minutes for lunch, and such additional hours as are necessary for the proper performance of his duties. The Employee acknowledges that he shall not receive further remuneration in respect of such additional hours. The Employee agrees to execute an “Agreement to Opt Out of Maximum Weekly Working Time”, as attached.

6	Salary and Options

6.1	The Employee shall be paid an initial salary of £130,000 per annum (“Base Salary”).

6.2	The Employee’s salary shall accrue from day to day and be payable monthly in arrears on or about the 21st of each month directly into the Employee’s bank or building society.

6.3

The Employee’s salary shall be reviewed by the Chief Executive Officer of the Company’s parent, Smith Electric Vehicles US Corp. annually, the first such review to take place on or about January 15 2012. The Company is under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate the Appointment.

6.4	The Company may deduct from the salary, or any other sums owed to the Employee, any money owed to the Company by the Employee.

6.5

The Employee shall be eligible for a bonus equal to fifty percent (50%) of the Employee’s base salary per annum, subject to the Employee accomplishing the identified goals, at the discretion of the Chief Executive Officer of Smith Electric Vehicles US Corp.

6.6

Employee will be issued stock options in a separate stock option or incentive plan (Incentive Stock Option Agreement) which will provide 60,000 stock options in the Company as further defined in said Plan, (Employee Options). Employee may participate in additional stock, stock option, or stock incentive programs offered by the Company (Programs), as permitted by law. In the event Employee is entitled to participate in such Programs, the Employee shall comply with all laws and regulations governing said program. With respect to said Programs, the Employee agrees to execute any instruments or documents governing the repurchase of the stock upon termination of this Agreement and take all other actions reasonably requested by the Company in order to affect the issuance of Employee’s shares.

In regard to said Employee Options, commencing on the Commencement Date the options shall be vested and shall be exercisable by the Employee as defined in said Stock Option Agreement. The exercise price for the Employee Options shall be $12.04 (USD).

7	Expenses

7.1

The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of receipts or other appropriate evidence of payment.

7.2	The Employee shall abide by the Company’s policies on expenses as communicated to him from time to time.

7.3	Any credit card supplied to the Employee by the Company shall be used only for expenses incurred by him in the course of the Appointment.

8	Life assurance

8.1

The Employee shall be entitled to participate in the Company’s life assurance scheme which shall pay to the Employee’s dependents a sum equal to four times the Employee’s salary if the Employee dies during the Appointment. Participation is subject to:

	8.1.1	the terms of the Company’s life assurance scheme, as amended from time to time;

	8.1.2	the rules or the insurance policy of the relevant insurance provider, as amended from time to time; and

	8.1.3	the Employee satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

Full details of the scheme are available from Human Resources Manager.

8.2

If the insurance provider refuses for any reason to provide life assurance benefit to the Employee the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

8.3

The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of the Employee’s cover) at any time on reasonable notice to the Employee.

9	Private medical insurance

9.1	The Employee and the Employee’s family shall be entitled to participate in the Company’s private medical insurance scheme with an appropriate healthcare provider subject to:

	9.1.1	the terms of that scheme, as amended from time to time;

	9.1.2	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

9.1.3

the Employee and his spouse or civil partner and any children under the age of 18 satisfying the normal underwriting requirements of the relevant insurance provider and the premium being at a rate which the Company considers reasonable.

Full details of the Company’s private medical insurance scheme are available from Human Resources Manager.

9.2

If the insurance provider refuses for any reason to provide private medical insurance benefit to the Employee or to the Employee’s family the Company shall not be liable to provide any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

9.3

The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Employee’s cover) at any time on reasonable notice to the Employee.

10	Car allowance

10.1

Provided that the Employee holds a current driving licence, the Employee shall receive a car allowance for use of the Employee’s own car of £12,000 per annum which shall be payable together with and in the same manner as the salary in accordance with clause 6. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

10.2	The Company shall reimburse the Employee in respect of fuel costs for business use by submission of mileage travelled based upon the current company allowances available through Human Resources.

10.3

The Employee shall immediately inform the Company if he is disqualified from driving and shall cease to be entitled to receive the allowance under clause 10.1 or reimbursement of fuel expenses under clause 10.2.

11	Holidays

11.1

The Employee shall be entitled to 25 days’ paid holiday in each holiday year together with the usual public holidays in England and Wales or days in lieu where the Company requires you to work on a public holiday, plus 1 day for every future year of employment commencing on the Commencement Date of this Agreement. The Company’s holiday year runs between 1 January and 31 December. If the Appointment commences or terminates part way through a holiday year, the Employee’s entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest whole day.

11.2

Holiday shall be taken at such time or times as shall be approved in advance by the Chief Technical Officer of the parent company. The Employee shall not without the consent of Human Relations Manager carry forward any accrued but untaken holiday entitlement to a subsequent holiday year unless the Employee has been unavoidably prevented from taking such holiday during the relevant leave year by virtue of a period of statutory maternity, paternity or adoption leave.

11.3

The Employee shall have no entitlement to any payment in lieu of accrued but untaken holiday save on termination of the Appointment. Subject to clause 11.4 the amount of such payment in lieu shall be 1/260th of the Employee’s salary for each untaken day of the Employee’s entitlement under clause 11.1 for the holiday year in which termination takes place and any untaken days carried forward from the preceding holiday year.

11.4

If the Company has terminated or would be entitled to terminate the Appointment pursuant to clause 16 or if the Employee has terminated the Appointment in breach of clause 2.2 any payment due under clause 11.3 shall be limited to the Employee’s statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

11.5

If on termination of the Appointment the Employee has taken in excess of his accrued holiday entitlement, the Company shall be entitled to recover from the Employee by way of deduction from any payments due to the Employee or otherwise one day’s pay calculated at 1/260th of the Employee’s salary for each excess day.

11.6

If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave under clause 17.

12	Incapacity

12.1

Subject to the Employee’s compliance with the Company’s sickness absence procedures (as amended from time to time), he shall continue to receive his full salary and contractual benefits during any period of absence due to Incapacity for up to an aggregate of 4.3 weeks for each 52 week period of service commencing 16th April 2007. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence.

12.2

The Employee agrees to consent to medical examinations (at the Company’s expense) by a doctor nominated by the Company should the Company so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

12.3

If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. The Employee shall if required by the Company, refund to the Company that part of any damages or compensation recovered by him relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne by him in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to the Employee by the Company in respect of the period of Incapacity.

12.4

The Company may terminate the Appointment by giving the notice specified in clause 2.12 or under clause 16 even when, as a result of such termination, the Employee would or might forfeit any entitlement to benefit from sick pay under clause 12.

13	Outside interests

13.1

Subject to clause 13.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation), however the employee may serve on the board of directors of and hold any office or position in companies or organizations which, in the Company’s judgement will not present any conflict of interest.

13.2

Notwithstanding clause 13.1, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company. For clarity, the business of the Company is all-electric commercial truck engineering, design, manufacturing, assembly, marketing, sales, and service.

13.3

The Employee agrees to disclose to the Company any matters relating to his spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of the Employee’s obligations under this agreement.

14	Confidential information

14.1	The Employee acknowledges that in the course of the Appointment he will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 144.

14.2

The Employee shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This shall not apply to:

	14.2.1	any use or disclosure authorised by the Board or required by law; or

	14.2.2	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

	14.2.3	any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

15	Intellectual property

15.1

The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

15.2

The Employee acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company.

15.3

To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 15.1, the Employee agrees, immediately upon creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. The Employee agrees that the provisions of this clause 155 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 15.3 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

15.4	The Employee agrees:

	15.4.1	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

15.4.2

at the Company’s request and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

	15.4.3	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

	15.4.4	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

15.5

The Employee waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

15.6

The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to the Employee in respect of his compliance with this clause. This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

15.7

The Employee undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse the Employee’s reasonable expenses of complying with this clause 15.7.

15.8

The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

15.9	The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this clause 155. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director or the Secretary of the Company that any instrument or act falls within the authority conferred by this clause 15 shall be conclusive evidence that such is the case.

15.10	The Employee shall be eligible to participate in any intellectual property incentive programs developed by the Company.

16	Termination

16.1

Notwithstanding clause 2.12, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this agreement during the notice period referred to at clause 2.12 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

	16.1.1	any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

16.1.2

any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made, but specifically excluding private healthcare insurance, life insurance, and car allowance. The 6 month total value of these benefits shall be included in any Payment in Lieu; and

	16.1.3	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

	16.1.4	The Company may pay any sums due under clause 16.1 in equal monthly instalments until the date on which the notice period referred to at clause 2.12 would have expired if notice had been given.

16.1.5

The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 16.1. Nothing in this clause 16 shall prevent the Company from terminating the Appointment in breach.

16.2

The Company may also terminate the Appointment with immediate effect without notice and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) if the Employee:

	16.2.1	is guilty of any gross misconduct affecting the business of any Group Company; or

	16.2.2	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

	16.2.3	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

	16.2.4	ceases to be eligible to work in the United Kingdom; or

16.2.5

is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

	16.2.6	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems.

16.3

The rights of the Company under clause 16.2 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this agreement by the Employee as having brought the agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

17	Garden leave

17.1

Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, or, if the Company so decides, at any time during the Appointment the Company may by written notice require the Employee not to perform any services (or to perform only specified services) for the Company or any Group Company until the termination of the Appointment or a specified date.

17.2

During any period of Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in, the Employee, who shall have no right to perform any services for the Company or any Group Company.

17.3	During any period of Garden Leave the Employee shall:

	17.3.1	continue to receive his salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

	17.3.2	remain an employee of the Company and bound by the terms of this agreement;

	17.3.3	not, without the prior written consent of the Chief Technical Officer, attend his place of work or any other premises of the Company or any Group Company;

17.3.4

not, without the prior written consent of the Chief Technical Officer, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company; and

17.3.5

(except during any periods taken as holiday in the usual way) ensure that the Chief Technical Officer knows where he will be and how he can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.

18	Obligations upon termination

18.1

On termination of the Appointment (howsoever arising) or, if earlier, at the start of a period of Garden Leave following the service of notice or purported termination of the Appointment by the Employee, the Employee shall:

18.1.1

subject to clause 18.2, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company their business contacts, any keys, credit card and any other property of any Group Company, which is in his possession or under his control;

18.1.2

irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

	18.1.3	provide a signed statement that he has complied fully with his obligations under this clause 18.1.

18.2

Where the Employee has been placed on Garden Leave he shall not be required by 18.1 to return until the end of the Garden Leave period any property provided to him as a contractual benefit for use during the Appointment.

18.3

The Employee hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the full benefit of clause 18.1.1.

18.4

On termination of the Appointment howsoever arising the Employee shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any Group Company in which he may participate.

19	Post-termination restrictions

19.1

In order to protect the confidential information, trade secrets and business connections of the Company and each Group Company to which he has access as a result of the Appointment, the Employee covenants with the Company (for itself and as trustee and agent for each Group Company) that he shall not:

19.1.1

for 6 months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

19.1.2

for 6 months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

	19.1.3	for 6 months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or

19.1.4

for 6 months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

	19.1.5	at any time after Termination, represent himself as connected with the Company or any Group Company in any Capacity.

19.1.6

In the event the Employee leaves or quits his employment with the Company, or is terminated for cause, the restricted period of time set forth in 19.1.1 through 19.1.4 shall increase from 6 months to 12 twelve months.

19.2	None of the restrictions in clause 19.1 shall prevent the Employee from:

19.2.1

holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

19.2.2

being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

19.2.3

being engaged or concerned in any business concern, provided that the Employee’s duties or work shall relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in the 12 months prior to Termination.

19.3	The restrictions imposed on the Employee by this clause 19 apply to him acting:

	19.3.1	directly or indirectly; and

	19.3.2	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

19.4	The periods for which the restrictions in clause 19.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately prior to Termination.

19.5

If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or prior to the expiry of the last of the covenants in this clause 19, the Employee shall give the person making the offer a copy of this clause 19 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

19.6	The Employee acknowledges that he has been given the opportunity to seek independent legal advice and has declined to do so.

19.7

Each of the restrictions in this clause 19 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

19.8

The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 19 (or such of those restrictions as may be appropriate) in relation to that Group Company.

20	Disciplinary and grievance procedures

20.1

The Employee is subject to the Company’s disciplinary and grievance procedures, copies of which are available from the Human Relations Manager. These procedures do not form part of the Employee’s contract of employment.

20.2	If the Employee wishes to appeal against a disciplinary decision he may apply in writing to the Human Relations Manager in accordance with the Company’s disciplinary procedure.

20.3

The Company may at any time suspend the Employee during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Employee. During any period of suspension the Employee shall continue to receive his salary and contractual benefits.

20.4	If the Employee wishes to raise a grievance, he may apply in writing to the Human Relations Manager in accordance with the Company’s grievance procedure.

21	Pensions

Where there is a stakeholder pension scheme to which the employer contributes

21.1

The Employee may join the Company’s stakeholder pension scheme (Scheme) (or such other registered pension scheme as may be set up by the Company to replace the Scheme) subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time to time. Full details of the Scheme are available from the Human Relations Manager.

21.2

If the Employee joins the Scheme, the Company shall contribute an amount equal to 10.0% of the Employee’s salary to the Scheme during each year of the Appointment. The Company’s contributions to the Scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time.

21.3

The Employee may make contributions to the scheme of an amount up to the lower of 100% of the Employee’s salary and the annual allowance set by HM Revenue & Customs from time to time. Such contributions shall be payable in equal monthly instalments in arrears and shall be made by way of deduction from the Employee’s salary.

22	Data protection

22.1

The Employee confirms he has read and understood the Company’s data protection policy, a copy of which is contained in the Staff Handbook. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

22.2

The Employee shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of any Group Company.

22.3

The Employee consents to any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to the Employee, including, as appropriate:

	22.3.1	information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee’s fitness for work;

	22.3.2	the Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation;

	22.3.3	information relating to any criminal proceedings in which the Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties; and

22.4

The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which the Employee works.

22.5

The Employee consents to the transfer of such information to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

23	Collective agreement

There is no collective agreement which directly affects the Appointment.

24	Reconstruction and amalgamation

If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with such termination.

25	Notices

25.1

Any notice given under this agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Employee) his last known address, or by sending it by fax to the fax number notified by the relevant party to the other party. Any such notice shall be deemed to have been received:

	25.1.1	if delivered personally, at the time of delivery;

	25.1.2	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting; and

	25.1.3	in the case of fax, at the time of transmission.

25.2

In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post or that the notice was transmitted by fax to the fax number of the relevant party).

26	Entire agreement and previous contracts

26.1

Each party on behalf of itself (and in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

26.1.1

this agreement constitutes the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous agreement between them relating to the Appointment (which shall be deemed to have been terminated by mutual consent);

	26.1.2	in entering into this agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

26.1.3

the only remedy available to each party for breach of this agreement shall be for breach of contract under the terms of this agreement and no party shall have any right of action against any other party in respect of any Pre- Contractual Statement.

Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

27	Variation

No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

28	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

29	Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and no person other than the Employee and the Company shall have any rights under it. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case), without the consent of any third party.

30	Governing law and jurisdiction

30.1

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

30.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Smith Electric	/s/ Robin Mackie
Vehicles Europe Limited acting by	Robin Mackie, Director
Robin Mackie, a director

Signed as a deed by Geoff Allison In the	/s/ Geoff Allison
presence of:	Geoff Allison

/s/ M. Atkinson
Signature of Witness

Maisie Atkinson
Print Name of Witness

Address of Witness
44 Lisle Road South Shields Tyne-Wear NE34 6DQ

Working Time Directive Opt-Out Form

Agreement to opt out of the regulation 4(1) of the Working Time Regulations 1998 about maximum weekly working time of 48hours.

1.               I agree with the company that the regulation 4(1) of the Working Time Regulations 1998 shall not apply to me and that my average working time may therefore exceed 48 hours for each seven day period (as defined by and calculated in accordance with the Working Time Regulations 1998 i.e. averaged over 17 weeks).

2.               This agreement will apply immediately and I understand that I may end the agreement by giving the company 3 months notice in writing of my intention to do so.

Employee Name:	GEOFF ALLISON

Employee Signature :	/s/ Geoff Allison	Date:	20.1.2012

Signed:	/s/ Lynn Waggott	Date:	20/01/12
(On behalf of Smith Electric Vehicles Europe Ltd)

HR025 - WTD Opt Out
Amended 19th September 2006